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Exhibit 99.1

Mackie Designs Announces

Strategic Investment by Sun Capital Partners

        WOODINVILLE, WA—January 16, 2003—Mackie Designs Inc. (NASDAQ:MKIE) announced today that it has agreed to an equity investment by an affiliate of Sun Capital Partners, a Boca Raton-based private investment firm.

        Under the proposed transaction, Sun Capital would acquire approximately 9.8 million shares of Mackie common stock, or approximately 65% of Mackie's total common stock outstanding, through the purchase of approximately 7.4 million outstanding shares from certain selling shareholders and approximately 2.4 million newly issued shares for a total of approximately $10 million in cash.

        "We are excited about this transaction, which we expect to close by the first week of February," said Chief Executive Officer Jamie Engen. "Upon closing, Mackie will receive approximately $6.3 million in fresh capital. Just as important, we also expect to benefit from the active support and hands-on participation of Sun Capital in assisting us to improve existing operations and to pursue potential new opportunities." He added that although Company founder Greg Mackie is selling a portion of his shares in the transaction with Sun Capital, he will remain a shareholder and will enter into an exclusive consulting agreement with Mackie at closing.

        "We are excited about our investment in Mackie," said Jason Neimark, Vice President of Sun Capital Partners. He added, "Mackie has a strong brand, loyal customer base, and solid work force. We look forward to working with the management team to fully leverage these strong attributes and to position the Company for long-term success."

        Engen continued, "We are focused on reducing costs and increasing productivity throughout the organization, including the rationalization of Mackie's global manufacturing operations, R&D, and product lines. We are making progress in these efforts, and welcome the involvement of Sun Capital as an active partner in the next phase of our growth."

        Engen noted that the proposed transaction is subject to certain conditions, including Mackie's ability to refinance its current debt on terms satisfactory to Sun Capital, Sun Capital's approval of additional information to be delivered by Mackie, and other customary terms and conditions. Mackie also intends to voluntarily file for delisting from the Nasdaq National Market effective as of the closing and intends to be approved for trading on the OTC Bulletin Board.

  About Sun Capital Partners

        Sun Capital Partners, Inc. is a leading private investment firm focused on investing in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital has invested in approximately 40 companies since its inception in 1995 with combined revenues in excess of $4 billion. For more information, visit www.suncappart.com.

  About Mackie Designs

        Mackie Designs is a leading designer, manufacturer and marketer of professional audio equipment. The Company sells audio mixers, mixer systems, power amplifiers, and professional loudspeakers. For more information, visit www.mackie.com.

  Forward-Looking Statements

        This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the Company's ability to satisfy the conditions to closing, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, difficulties encountered in the integration of acquired businesses, the possible need for additional capital, the ability of Sun Capital to assist the Company in its efforts to improve existing operations and pursue new opportunities, the ability of the Company to reduce costs and increase productivity and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

        "Mackie" is a registered trademark of Mackie Designs Inc. in the United States and other countries.

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  Exhibit 99.1
Mackie Designs Announces Strategic Investment by Sun Capital Partners